CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated November 5, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A 33-35604 and 811-6126) of Dreyfus Pennsylvania Municipal Money Market Fund.

/s/ Ernst & Young LLP ERNST & YOUNG LLP

New York, New York
January 24, 2005